Exhibit 5.1

Crown American Realty Trust
Pasquerilla Plaza
Johnstown, PA 15901

Dear Sirs:

We are counsel for Crown American Realty Trust, a Maryland real estate investment trust (the "Company"), and have acted as such in connection with the proposed sale by the Company of up to 5,750,000 common shares of beneficial interest (the "Shares"), pursuant to an Underwriting Agreement , dated June 3, 2002, by and among the Company, Crown American Properties, L.P. (a subsidiary of the Company), Friedman, Billings, Ramsey & Co., Inc., Ferris, Baker Watts, Incorporated, J.J.B. Hilliard, W.L. Lyons, Inc. and Stifel Nicolaus & Company, Incorporated (the "Underwriters").

The Company has filed a registration statement on Form S-3 (Commission File No. 333-26967) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of $300,000,000 of common shares, common share warrants, preferred shares and/or debt securities that may be sold by the Company from time to time pursuant to Rule 415 under the Act. The Registration Statement was declared effective on July 2, 1997.

This opinion is furnished in connection with the filing by the Company of a prospectus supplement to the Registration Statement under Rule 424(b)(2) of the Act with the Commission on June 4, 2002 (the "Prospectus Supplement") for the public offering of the Shares. We have examined such records and documents and such questions of law, and have made such other investigation as we deemed appropriate for purposes of this opinion.

Based upon the foregoing, we are pleased to advise you that in our opinion the Shares have been duly authorized and will be, when delivered to the Underwriters pursuant to such Underwriting Agreement as contemplated by such Registration Statement and Prospectus Supplement, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained therein and the Prospectus Supplement relating thereto.

Very truly yours,

REED SMITH LLP

DLD/HLT